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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                                              June 18, 1998

ARCO TO SELL INTERESTS IN
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CHEMICAL UNIT FOR $4.6 BILLION
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LOS ANGELES - ARCO (NYSE: ARC) announced today that it will tender its 80 million shares of ARCO Chemical Company (NYSE: RCM) stock to Lyondell Petrochemical Company (NYSE: LYO) for $57.75 per share. The transaction is pursuant to Lyondell's agreement to commence a tender offer for all outstanding shares of ARCO Chemical at the same price.

     Earlier today, Lyondell and ARCO Chemical announced the signing of a definitive agreement under which Lyondell will acquire all of ARCO Chemical's outstanding shares.

     "The sale of our remaining interest in ARCO Chemical is economically more attractive than the sell down from 82 to 50 percent announced previously," said Mike Bowlin, ARCO Chairman and Chief Executive Officer. "The sale is consistent with our strategy of focusing resources and effort on growing our exploration, production, refining and marketing businesses."

     The sale of ARCO Chemical will provide ARCO with after-tax cash proceeds of about $3 billion and result in an after-tax gain of approximately $1.3 billion. The proceeds from the sale will be used to reduce debt incurred from the company's purchase of Union Texas Petroleum, strengthen its balance sheet, and provide the financial flexibility necessary to invest further in the company's core businesses.

     ARCO is a global integrated oil and gas company with major operations in the United States, Latin America, Asia, Europe and the Middle East. In May 1998, ARCO
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announced it would acquire Union Texas Petroleum through a tender offer.  That tender was completed on June 15.


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For information, contact (media) Tom Goff (213)486-2456 or (investors) Dennis
Schiffel (213)486-1511. For a menu of ARCO's news releases or to retrieve a specific release, visit our site at http://www.arco.com/ on the Web.
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